Exhibit 8.1

ATTORNEYS AT LAW 1000 LOUISIANA STREET, SUITE 2000 HOUSTON, TX 77002-2099 713.276.5500 TEL 713.276.5555 FAX WWW.FOLEY.COM

May 8, 2025

Dr. James Bianco

Chief Executive Officer

TuHURA Biosciences, Inc.

10500 University Center Drive

Suite 110

Tampa, FL 33612

Ladies and Gentlemen:

We have acted as U.S. tax counsel to TuHURA Biosciences, Inc., a Delaware corporation (the “Company”), in connection with (i) the proposed merger of Hura Merger Sub I, Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Company (the “Merger Sub I”), with and into Kineta, Inc., a Delaware corporation (“Kineta”), with the Kineta surviving the merger (Kineta as the surviving company following the merger, the “Surviving Entity”) (the “First Merger”), and (ii) immediately following the First Merger, the merger of the Surviving Entity with and into Hura Merger Sub II, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of the Company (“Merger Sub II”, and together with Merger Sub I, the “Merger Subs”), with Merger Sub II being the surviving company (the “Second Merger”, and together with the First Merger, the “Mergers”), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of December 11, 2024, as amended by the First Amendment to the Agreement and Plan of Merger dated May 5, 2025, among the Company, Kineta, the Merger Subs, and Craig Philips, solely for the limited purposes therein (as amended, the “Merger Agreement”). At your request, in connection with the filing of the Form S-4 (Registration No. 333-284787) (including the joint proxy statement/prospectus contained therein, the “Registration Statement”), we are rendering our opinion concerning the qualification of the Mergers as a “reorganization” within the meaning of section 368(a) of the Code. 1

In rendering our opinion, we have examined the Merger Agreement, the Registration Statement, (as amended or supplemented through the date of this letter), and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Mergers will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement, (ii) no transaction, covenant, or condition described in the Registration Statement and affecting this

[1]

Unless otherwise indicated, all “section” references are to the Internal Revenue Code of 1986 (the “Code”), as in effect as of the date of this Opinion. Capitalized terms used but not defined in this letter shall have the meanings ascribed to them in the Merger Agreement.

opinion will be waived by any party, (iii) the statements concerning the Mergers and the parties set forth in the Merger Agreement are true, complete, and correct, (iv) the Registration Statement is true, complete, and correct, (v) the statements and representations made by each of Company and Kineta in its respective officer’s certificates dated as of the date of this letter and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct as of the date of this letter and will remain true, complete and correct at all times up to and including the Closing Date, (vi) any such statements and representations made in the Officer’s Certificates that are qualified by knowledge, belief, materiality, or comparable qualification are and will be true, complete, and correct without such qualification, and (vii) the Company, Kineta, and their respective subsidiaries will treat the Mergers for U.S. federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above-described assumptions are untrue for any reason, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable U.S. federal income tax law, the discussion set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Mergers,” insofar as such discussion relates to statements of United States federal income tax law, is accurate in all material respects.

We express no opinion on any issue relating to the tax consequences of any transaction contemplated by the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Code, Treasury regulations promulgated under the Code, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Mergers, or any inaccuracy in the statements, facts, assumptions, or representations upon which we have relied, may affect the continuing validity of our opinion as set forth in this letter. We assume no responsibility to inform the Company of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without, in each instance, our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references in the Registration Statement to us. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Foley & Lardner LLP